Exhibit 16
----------



June 18, 2001



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read paragraphs 1, 2, 3 and 5 of Item 4 included in the Form 8-K dated June 11, 2001 of Astea International filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

ARTHUR ANDERSEN LLP